Exhibit 5

Certification Under Rule 466

The Depositary, The Bank of New York, represents and certifies the following:

That it previously has filed a Registration Statement on Form F-6 (Matav-Cable Systems Media Ltd., Registration No. 333-5004) which the Commission declared effective, with terms of deposit identical to the terms of deposit of this Registration Statement except for the number of foreign securities a Depositary Share represents.

That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

THE BANK OF NEW YORK,

As Depositary

By:  /s/ Andrew J. Zelter

        Andrew J. Zelter

        Managing Director

EMM-782694_1